MEMBERS LIFE INSURANCE COMPANY

SUPPLEMENT DATED SEPTEMBER 6, 2022 TO

CUNA MUTUAL GROUP ZONECHOICE™ ANNUITY

PROSPECTUS DATED MAY 1, 2022 AS SUPPLEMENTED

This prospectus supplement updates the prospectus for the single premium deferred annuity contract listed above and contains information that you should read and maintain for future reference. This supplement only makes changes for contracts issued on or after September 25, 2022. Please keep this supplement with your records.

Under GLOSSARY – Annual Free Withdrawal Amount, insert “For Contracts issued before September 25, 2022” before the current definition, and add the following as the second paragraph:

For Contracts issued on or after September 25, 2022: the amount that can be withdrawn without incurring a Surrender Charge or Interest Adjustment each Contract Year. It is equal to 10% of the Contract Value determined at the beginning of the Contract Year.

Under HIGHLIGHTS – How Your Contract Works – Withdrawal Options, change the heading of the first bullet to “Annual Free Withdrawal Amount for Contracts issued before September 25, 2022,” and add the following as the second bullet:

•	Annual Free Withdrawal Amount for Contracts issued on or after September 25, 2022: Each Contract Year, you may withdraw up to 10% of your Contract Value determined as of the beginning of the Contract Year without incurring a Surrender Charge or Interest Adjustment. Although a Surrender Charge and Interest Adjustment will not apply, the Company will calculate the withdrawal on a proportionate basis and apply the Equity Adjustment. Any unused Annual Free Withdrawal Amount will not carry over to any subsequent Contract Year.

Under ACCESS TO YOUR MONEY – Partial Withdrawals – Annual Free Withdrawal Amount, in the first paragraph, add “For Contracts issued before September 25, 2022,” to the beginning of the first sentence, and add the following as the second sentence: For Contracts issued on or after September 25, 2022, your Annual Free Withdrawal Amount is the amount that can be withdrawn without incurring a Surrender Charge or Interest Adjustment in a Contract Year.

In APPENDIX B, add the following at the end of the Appendix:

For Contracts issued on or after September 25, 2022, the Interest Adjustment is not incurred on the Annual Free Withdrawal Amount. The example below illustrates how the Interest Adjustment is calculated.

Example: Assume the following:

•	Withdrawal = $20,000
•	Annual Free Withdrawal Amount = $10,000
•	Interest Adjustment Factor (IAF) = 0.98

Calculate the Interest Adjustment:

•	Interest Adjustment = (Withdrawal – Annual Free Withdrawal Amount) x (IAF – 1)
•	Interest Adjustment = ($20,000 - $10,000) x (0.98 – 1) = -$200

If you have any questions, please call us at 1-800-798-5500 or write us at 2000 Heritage Way, Waverly, Iowa 50677.